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                                                                       EXHIBIT 2

                                Plan of Merger

     This Plan of Merger (this "Plan of Merger") dated _______ __, 1999 is entered into by AC Acquisition Corp., an Oregon corporation ("Buyer Subsidiary"), and Analogy, Inc., an Oregon corporation (the "Company"). Buyer Subsidiary is a wholly-owned subsidiary of Avant! Corporation, a Delaware corporation (the "Buyer").

     The Company desires to merge with Buyer Subsidiary, and the Buyer and Buyer Subsidiary desire to have Buyer Subsidiary merged into the Company (the "Merger"), on the terms and conditions set forth herein and in the Agreement of Merger dated December 2, 1999 among the parties to this Plan of Merger and the Buyer setting forth certain representations and warranties, covenants and conditions in connection with the Merger (the "Merger Agreement").

Section 1.  Merger

     1.1 Merger. Upon the filing of articles of merger with respect to this Plan of Merger with the Oregon Secretary of State in accordance with Oregon law (the "Effective Time"), Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of Buyer Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

     1.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its articles of incorporation after the Effective Time in accordance with the laws of the State of Oregon, and shall not be amended by virtue of the Merger.

     1.3 By-Laws. At the Effective Time, the by-laws of Buyer Subsidiary shall be the by-laws of the Surviving Corporation and shall not be amended by the Merger.

     1.4 Directors and Officers. At the Effective Time, the directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Buyer Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been elected and qualified or until otherwise provided by law.

Section 2.  Effects on Capital Stock

     2.1 Company Shares Owned by Company or the Buyer. At the Effective Time, all of the shares of capital stock of the Company ("Shares") that are owned directly or indirectly by the Company or any subsidiary of the Company and any Shares owned by the Buyer, Buyer Subsidiary or any other subsidiary of the Buyer shall be canceled and no consideration shall be delivered therefor.
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     2.2  Company Shares.  At the Effective Time, each share of Common Stock, no par value, of the Company ("Shares"), other than those referred to in Section 2.1, shall be converted into the right to receive, in accordance with this Plan of Merger, in cash, without interest, [$2.48] per Share (the "Merger Consideration"). For purposes of this Plan of Merger, the Merger Consideration is calculated as the Purchase Price divided by the sum of all outstanding Shares as of the Effective Time. The "Purchase Price" is equal to $24,000,000 minus
(i) the fees and expenses in excess of $850,000 in the aggregate incurred by or on behalf of the Company and its subsidiaries with respect to investment bankers, legal counsel and accountants utilized in connection with the preparation, execution and performance of the Merger Agreement and this Plan of Merger or the consummation of the Merger, (ii) the aggregate Spread Amount paid under Section 3.1 below, (iii) the aggregate Warrant Spread Amount paid under
Section 3.3 below and (iv) the aggregate Former Employee Spread Amount paid under Section 3.4 below.

     2.3 Common Stock of Buyer Subsidiary. At the Effective Time, all of the outstanding shares of Common Stock of Buyer Subsidiary shall be converted into an equal number of shares of Common Stock of the Surviving Corporation.

Section 3.  Company Stock Options, Warrants, Employee Stock Purchase Plan

     3.1 Non-Employee Stock Options. At the Effective Time, each option outstanding under the Company's 1993 Amended and Restated Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors (except for options held by current employees of the Company) will be converted into the right to receive the Spread Amount in cash. The "Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such option times
(ii) the number of Shares then subject to such option, net of applicable withholdings.

     3.2  Employee Stock Options.

     (a) Each option outstanding under the Company's 1986 Stock Option Plan and 1993 Amended and Restated Stock Incentive Plan that is held by a current employee of the Company shall be replaced by an option issued under the Buyer's 1995 Stock Option / Stock Issuance Plan (such replaced option referred to as the "New Option"). Each New Option will be exercisable for a number of shares of common stock of the Buyer equal in value (based on the average closing prices over the five (5) trading days ending on the third (3rd) trading day prior to the Effective Time) to the Shares subject to the option and each Company employee's vesting schedule will be preserved with no acceleration of the vesting schedule due to the Merger.

     (b) The per share exercise price for shares of the Buyer's common stock issuable upon exercise of the New Option will be equal to the product of the exercise price per share of the Company common stock at which such Company option was exercisable immediately prior to the Effective Date multiplied by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent. The "Conversion Ratio" shall be equal to the quotient determined by dividing the FMV of Buyer Common by the Merger Consideration. The "FMV of Buyer Common" is the average closing price per share of the Buyer's common stock over the five (5) trading days ending on the third (3rd) trading day prior to the Effective Time.

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     3.3  Warrants.  At the Effective Time, each warrant for the purchase of
Shares will be converted into the right to receive the Warrant Spread Amount in cash. The "Warrant Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such warrant times (ii) the number of Shares then subject to such warrant.

     3.4 Former Employee Options. At the Effective Time, each outstanding option issued under the Company's 1986 Stock Option Plan or 1993 Amended and Restated Stock Incentive Plan that is held by any former employee of the Company who has terminated his employment with the Company (or has had his employment with the Company terminated by the Company) within the ninety (90) days prior to the Effective Time and who is eligible to exercise such option in accordance with the terms of the applicable Company option plan, if not exercised prior to the Effective Time, will be converted into the right to receive the Former Employee Spread Amount in cash. The "Former Employee Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such option times (ii) the number of Shares then subject to such option, net of applicable withholdings.

Section 4.  Surrender of Certificates

     4.1 Paying Agent. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 2.2. The Buyer shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to the Surviving Corporation.

     4.2 Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 2.2 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as

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contemplated by this Section 4.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

     4.3 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

     4.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Corporation may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to Section
4.4 if applicable, provided that the Board of Directors of the Surviving Corporation may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer or the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 5.  Miscellaneous

     5.1 Other Agreements Superseded; Waiver and Modification, Etc. This Plan of Merger, together with the Merger Agreement, supersedes all prior agreements or understandings, written or oral, of the Company and the Buyer and Buyer Subsidiary relating to the acquisition of the Company or its business and incorporates the entire understanding of the parties with respect thereto. The parties to this Plan of Merger make no representations or warranties with respect to any matter, except as expressly set forth in the Merger Agreement. The Plan of Merger may be amended or supplemented only by a written instrument signed by the party against whom the amendment or supplement is sought to be enforced. The party benefited by any condition or obligation may waive the same, but such waiver shall not be enforceable by another party unless made by written instrument signed by the waiving party and only to the extent expressly stated therein.

     5.2 Interpretation. The headings used in this Plan of Merger are provided for convenience only and this Plan of Merger shall be interpreted as though they did not appear herein. References in

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this Plan of Merger to sections refer, unless otherwise specified, to the designated section of this Plan of Merger.

     5.3 Law Governing. Except as to matters manditorily governed by the Oregon Business Corporation Act, this Plan of Merger shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in California.

     5.4 Time of Essence. Time is of the essence of this Plan of Merger and all of the terms, conditions and provisions hereof.

     5.5 Termination. This Plan of Merger shall be deemed to be terminated at such time, if at all, that the Merger Agreement is terminated.

     5.6 Counterparts. This Plan of Merger may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One party may execute one or more counterparts other than that or those executed by another party, without thereby affecting the effectiveness of any such signatures.

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     IN WITNESS WHEREOF, the parties have executed this Plan of Merger.

Company:                      ANALOGY, INC.

                              By  _________________________________________
                                  Name:
                                  Title:

Buyer Subsidiary:             AC ACQUISITION CORP.

                              By  ________________________________________
                                  Name:
                                  Title:


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                               Articles of Merger
                                       of
                              AC Acquisition Corp.
                                      into
                                 Analogy, Inc.



     The undersigned, the ___________________ of Analogy, Inc., an Oregon corporation, and the __________________ of AC Acquisition Corp., an Oregon corporation, hereby certify as follows:

          1. The plan of merger attached hereto provides for the merger of AC Acquisition Corp. into Analogy, Inc.

          2. The plan of merger has been approved by Analogy, Inc. and AC Acquisition Corp. pursuant to the Oregon Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned have duly executed this document on behalf of their respective corporations.

Date:  _____________, 1999

ANALOGY, INC.                               AC ACQUISITION CORP.



By:______________________________           By:  ______________________________
   Name:                                         Name: